Exhibit 10.11

***Text Omitted and Filed Separately with

the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 230.406.

LICENCE AGREEMENT

between

LONZA SALES AG

and

TRACON PHARMACEUTICALS INC

INDEX

ARTICLE	TITLE	PAGE

1.	Definitions
2.	Supply of System and Know-How
3.	Ownership of Property and Intellectual Property
4.	Licences
5.	Payments
6.	Royalty Procedures
7.	Liability and Warranties
8.	Indemnification
9.	Confidentiality
10.	Intellectual Property Enforcement
11.	Term and Termination
12.	Assignment
13.	Governing Law and Jurisdiction
14.	Force Majeure
15.	Illegality
16.	Miscellaneous
17.	Notice
18.	Interpretation

SCHEDULE

1	Patent Rights

THIS AGREEMENT is made the    29th     day of    June                         2009

BETWEEN

LONZA SALES AG incorporated and registered in Switzerland whose registered office is at Muenchensteinerstrasse 38, CH-4002, Basel, Switzerland (hereinafter referred to as “Lonza”), and

TRACON PHARMACEUTICALS INC, of 4510 Executive Drive, Suite 330, San Diego, CA 92121, USA, (hereinafter referred to as “Licensee”)

WHEREAS

A.                                  Lonza is the proprietor of the System and has the right to grant certain Intellectual Property rights in relation thereto (all as hereinafter defined), and

B.                                 The Licensee wishes to take a licence under Intellectual Property (as hereinafter defined) of which Lonza is the proprietor to commercially exploit the Product (as hereinafter defined) in the form hereunder.

NOW THEREFORE the parties hereby agree as follows:

1.                                    Definitions

1.1                            “Affiliate” means any company, corporation, limited liability company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control, directly or indirectly, with the relevant party to this Agreement.  “Control” means the ownership of more than fifty percent (50%) of the issued share capital of the party in question or the legal power to direct or cause the direction of the general management and policies of the party in question.

1.2                            “Cell Lines” means those cell lines referred to in Clause 2.1.1(b).

1.3                            “Competing Contract Manufacturer” shall mean any party who undertakes or performs more than […***…] percent ([…***…]%) of their business as a third party

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manufacturer of […***…] or any product of a similar nature to which this Agreement relates.

1.4                            “Effective Date” means the date first above written.

1.5                            “First Commercial Sale” means the date of the first sale or other disposal of Product for consideration by the Licensee or its sublicensee.

1.6                            “Intellectual Property” means System Know-How and Patent Rights.

1.7                            “Know-How” means all proprietary and confidential unpatented technical and other information, including, but without prejudice to the generality of the foregoing, ideas, concepts, trade secrets, know-how, inventions, discoveries, data, formulae, specifications, processes, procedures for experiments and tests and other protocols, results of experimentation and testing, fermentation and purification techniques and assay protocols that are not in the public domain.

1.8                           “Net Selling Price” means all monies received by or on behalf of Licensee or its sublicensee hereunder in respect of the sale of Product in the Territory less the following items to the extent that they are paid or allowed and included in the invoice price, whether or not invoiced separately:

1.8.1                 normal discounts actually granted, including without limitation, quantity, trade, cash and other discounts, rebates and charge-backs;

1.8.2                 amounts refunded or credits allowed for Product or other goods returned or not accepted by customers;

1.8.3                 packaging, transportation and insurance charges on shipments or deliveries to customers; and

1.8.4                 taxes, tariffs, customs duties, surcharges and other governmental charges actually incurred and paid by Licensee or its sublicensee hereunder in connection with the sale, exportation, importation or delivery of Product or other goods to customers.

Upon any sale or other disposal of Product by or on behalf of Licensee or its sublicensee hereunder other than a bona fide arms length transaction

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exclusively for money or upon any use of the Product for purposes which do not result in a disposal of such Product in consideration of sales revenue customary in the country of use, such sale, other disposal or use shall be deemed to constitute a sale at the […***…] price in the country in which such sale, other disposal or use occurs.

For the avoidance of doubt, the supply of Product free of charge as commercial samples, or for use in research, pre-clinical or clinical studies, or to third parties for evaluation purposes, shall not be included in this provision

1.9                           “Patent Rights” means the patents and applications, short particulars of which are set out in Schedule 1 hereto, and all patents and applications thereof of any kind throughout the world whether national or regional including but without prejudice to the generality of the foregoing, author certificates, inventor certificates, improvement patents, utility certificates and models and certificates of addition, and including any divisions, renewals, continuations, continuations in part, reissues, patent disclosures, improvements and extensions of reissue thereof.

1.10                   “Product” means TRC-105, a GS-CHO derived chimeric IgG1 antibody directed against CD105, of which Licensee is the proprietor and which is obtained by the expression of any one gene or of any combination of genes by use of the System, or any formulation containing the same.

1.11                   “Strategic Partner” means a party with whom Licensee has entered into a contractual relationship, to identify a therapeutic target, collaborate in the performance of research and development of a Product or a product of which the Strategic Partner is the Proprietor.  In no event may any entity that is primarily a Competing Contract Manufacturer be deemed a Strategic Partner for the purposes of this Agreement.

1.12                   “System” means Lonza’s glutamine synthetase gene expression system consisting of the Cell Lines, the Vectors, and the System Know-How, whether used individually or in combination with each other.  For the avoidance of doubt, any gene proprietary to Licensee inserted into the System for the purposes of producing Product does not form part of the System.

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1.13                    “System Know-How” means Know-How relating directly or indirectly to the System known to Lonza from time to time, of which Lonza is the proprietor.

1.14                    “Territory” means world-wide.

1.15                    “Valid Claim” means a claim within the Patent Rights (including any re-issued and unexpired patents) which has not been held unenforceable or invalid by the decision of a court or other governmental agency of competent jurisdiction unappealable or unappealed within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through re-issue or disclaimer or otherwise.

1.16                    “Vectors” means those vectors referred to in Clause 2.1.1(a).

2.                                    Supply of the System and System Know-How

2.1                            Unless previously supplied by Lonza under a separate agreement, Lonza shall, if requested by Licensee in writing, arrange for supply […***…] ex-works Lonza’s premises, Slough, Berkshire (Incoterms 2000) to Licensee the following:

2.1.1                 (a)                              Vectors

Approximately […***…] of vector […***…].

Approximately […***…] of vector […***…].

(b)                               Cell Lines

[…***…] ml vials of […***…] cell line […***…].

[…***…] ml vials of the […***…] cell
line […***…].

2.1.2                 System Know-How

System Know-How contained as at the date hereinabove in (a) manuals of operating procedures for the System, (b) regulatory information on CD-ROM, and (c) Vector nucleotide sequences.

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2.2                 Licensee shall use the System only in the expression of Product by insertion of gene(s) coding for Product(s) into the System, and shall not use, cause the use of or permit to be used the System for any purpose not directly authorised by this Agreement.

3.                                     Ownership of Property and Intellectual Property

3.1                             It is hereby acknowledged and agreed that as between the parties any and all property and Intellectual Property in the System is vested in Lonza.

3.2                             The provisions of this Clause 3 shall survive termination of this Agreement.

4.                                     Licences

4.1                             Lonza hereby grants to Licensee a world-wide non-exclusive licence (with the right to sublicense, subject to Clause 4.3 below) under the System Know-How and Patent Rights to use, develop, manufacture, market, sell, offer for sale, distribute, import and export Product in the Territory.

4.2                             Save as expressly provided by Clause 2.2 above, the Licensee hereby undertakes not to make any modifications or adaptations to the System during the subsistence of this Agreement.

4.3                             Subject to the provisions of this Clause 4.3, Licensee shall be entitled to grant a sublicence to the rights granted by Clause 4.1 to any one or more third parties for the purposes of any such third party producing Product for Licensee provided always:

4.3.1                 Licensee shall ensure such sublicensee’s use of the System, the Intellectual Property and the Product is undertaken solely for the purpose of establishing a manufacturing process for Product, or producing Product, for Licensee; and

4.3.2                 The sublicensee shall not, by virtue of this Agreement, be granted any right or licence, either express or implied, under any patent or proprietary right vested in Lonza or otherwise, to use the System, the Intellectual Property or the Product other than for the purposes of establishing a manufacturing Process for Product or producing Product for Licensee and Licensee agrees to ensure that such sublicensee shall not assign, transfer, further sublicense or otherwise make over the benefit or the burden of the rights granted to it pursuant to this Agreement; and

4.3.3                 Any sublicence granted shall be expressly subject and subordinate to the terms of this Agreement, and it shall be Licensee’s responsibility to ensure the strict adherence by any sublicensee hereunder to the terms and conditions of this Agreement; and

4.3.4                 Prior to the grant of any sublicence pursuant to this Clause 4 Licensee shall obtain the written consent of Lonza (such consent not to be unreasonably withheld), to the grant of such sublicence.

4.4                             If, on a country-by-country basis, any granted patents that form part of the Patent Rights (including any re-issued patents and unexpired patents), subsequently expire or no longer contain a Valid Claim such Patent Rights shall automatically fall outside the scope of this Agreement and the provisions of Clauses 4.1 to 4.3 shall only apply, with respect to granted patents, to those granted patents which contain a Valid Claim and form part of the Patents Rights for as long as those granted patents remain in force.

4.5                             On a country-by-country basis, where no Valid Claims within the Patent Rights remain in force, the provisions of Clauses 4.1 to 4.3 shall only apply for as long as the System Know-How remains secret and substantial.

5.                                     Payments

5.1                             In consideration of the licence granted to Licensee pursuant to Clause 4.1 above, and in consideration for the right to sublicense the rights granted by Clause 4.1 pursuant to Clause 4.3, Licensee shall pay Lonza as follows:

5.1.1               in respect of Product manufactured by Lonza, a royalty of […***…] percent ([…***…]%) of the Net Selling Price;

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5.1.2               where Licensee or Licensee’s Strategic Partner manufactures Product:

5.1.2.1                    a payment of pounds sterling seventy five thousand (£75,000) due annually during the course of this Agreement, and being first payable upon […***…]; and

5.1.2.2                    a royalty of […***…] percent ([…***…]%) of the Net Selling Price of such Product manufactured.

5.1.3               where any party other than Lonza, Licensee or Licensee’s Strategic Partner manufactures Product:

5.1.3.1                    a payment of pounds sterling three hundred thousand (£300,000) per sublicence due annually during the course of such sublicence, and being first payable on the […***…]; and

5.1.3.2                    a royalty of […***…] percent ([…***…]%) of the Net Selling Price of such Product manufactured.

5.3                            If, on a country-by-country basis, the manufacture and/or sale of the Product are not protected by a Valid Claim within the Patent Rights then in respect of sales in such countries:

(a)                               the royalties referred to in 5.1.1, 5.1.2.2 and 5.1.3.2 shall be due only in respect of the System Know-How;

(b)                               the royalties referred to in 5.1.1 and 5.1.2.2 shall be at the rate of […***…] per cent ([…***…]%) of the Net Selling Price;

(c)                               the royalties referred to in 5.1.3.2 shall be at the rate of […***…] per cent ([…***…]%) of the Net Selling Price

(d)                            such royalty shall expire twelve (12) years following the first commercial sale of the Product.

5.4  In the event Lonza is the only manufacturer of Product but Licensee wishes to secure a second source manufacturer of Product (the ‘Second Source’), then provided Lonza continues to manufacture at least […***…] percent ([…***…]%) of Licensee’s requirement for Product, the payment applicable to such Product as is manufactured

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by the Second Source shall be that referred to in clause 5.1.1 (and not 5.1.2 or 5.1.3), namely as if such Product was manufactured by Lonza.

5.5  In the event (a) Licensee requests that Lonza (or one of its Affiliates) manufacture clinical batches (i.e. phase I, II or III) with a lead time until start of the first GMP production run of:

(i)                                   […***…] months in respect of a production run at less than […***…]L ([…***…] litres); or

(ii)                                […***…] months in respect of a production run at or above […***…]L ([…***…] litres)

and Lonza does not have capacity available to initiate such production run following such time period, or (b) Licensee has entered into an agreement with Lonza (or one of its Affiliates) to manufacture Product, and Lonza (or such Affiliate) in breach of such agreement cannot manufacture due to capacity constraints or other reasons within Lonza’s (or such Affiliate’s) control, then the payment applicable to such Product shall be that referred to in clause 5.1.1 (and not 5.1.2 or 5.1.3), namely as if such Product was manufactured by Lonza.

6.                                     Royalty Procedures

6.1                             Licensee shall keep true and accurate records and books of account containing all data necessary for the calculation of royalties payable to Lonza.  Such records and books of account shall, upon reasonable notice having been given by Lonza (which in no event shall be less than thirty (30) days prior notice), be open at reasonable times during regular business hours for inspection by an independent certified public accounting firm of nationally recognized standing, selected by Lonza and reasonably acceptable to Licensee, as reasonably necessary to verify the accuracy of the royalty reports hereunder for the […***…] calendar quarters immediately prior to the date of such notice.  Such independent auditors shall agree to maintain the confidentiality of the information and materials disclosed during the audit.  The independent auditor shall disclose to Lonza only whether the royalty reports are correct or not and the amount of any discrepancy.  No other information shall be shared.  Any such audit shall be conducted in a manner that does not interfere unreasonably with the operations of Licensee’s business.  Lonza may perform an audit once each calendar year.  Each audit shall begin upon the date specified by Lonza within the time frame specified above, and shall be completed as soon as reasonably practicable.  Lonza

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shall pay the costs of the independent auditors conducting such audit, unless the results of the audit reveal an underpayment of […***…]% or more by Licensee, in which case, Licensee shall pay the reasonable out-of-pocket costs of the independent auditors.  If an audit concludes that an overpayment or underpayment has occurred during the audited period, such payment shall be remitted by the party responsible for such payment to the other party within thirty (30) days after the date such auditor’s written report identifying the overpayment or underpayment is delivered to the party responsible for such payment.

6.2                             Licensee shall prepare a statement in respect of each calendar quarter which shall show for the immediately preceding quarter details of the sales of Product and the royalty due and payable to Lonza thereon.

Such statement shall be submitted to Lonza within forty-five (45) days after the end of the calendar quarter to which it relates, together with a remittance for the royalties due to Lonza.

6.3                             All sums due under this Agreement:

6.3.1                 shall be made in pounds sterling to Lonza.  Payments due to Lonza in currencies other than pounds sterling shall first be calculated in the relevant local currency before being calculated at the rate of exchange in effect at the close of business on the day payment is due or made, whichever is earlier.  The rate of exchange shall be the mean value of the Pound Spot Rate in London first published in the Financial Times on the day following the day for determining such rates.

6.3.2                 are exclusive of any Value Added Tax or of any other applicable taxes, levies, imposts, duties and fees of whatever nature imposed by or under the authority of any government or public authority, and shall be paid by Licensee (other than taxes on Lonza’s income).  The parties agree to co-operate in all respects reasonably necessary to take advantage of such double taxation treaties as may be available.

6.4                             Where Lonza does not receive payment of any sum by the due date, interest shall accrue thereafter on the sum due and owing to Lonza at the rate of […***…]

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percent ([…***…]%) over the base rate from time to time of National Westminster Bank plc, interest to accrue on a day-to-day basis without prejudice to Lonza’s right to receive payment on the due date.

7.                                     Liability and Warranties

7.1                            Lonza gives no representation or warranty that the Patent Rights will be valid nor that the exercise of the rights granted to Licensee hereunder will not infringe other patent rights or intellectual property rights vested in Lonza or any third party.

7.2                            Lonza warrants that (a) it has the power, authority and legal right to enter into this Agreement and to grant to Licensee the license rights purported to be granted hereby, (b) this Agreement and the license rights purported to be granted hereby do not conflict with, or constitute a default under, any contractual obligation of it, (c) the patents included in the Patent Rights are the only patents that must be licensed from Lonza and/or its Affiliates in order to operate the System, (d) the System Know-How is the only Know-How that must be licensed from Lonza and/or its Affiliates in order to operate the System, and (e) it has not received any suit or claim alleging that the Intellectual Property infringes the intellectual property rights of a third party.

7.3                            Licensee acknowledges that it may require licences under Lonza patent rights other than those herein licensed or under third party patent rights (including those vested in Affiliates of Lonza) in order to use enhancements to or optimization tools for the System.  It is hereby agreed that it shall be the Licensee’s responsibility to satisfy itself as to the need for such licences and if necessary to obtain such licences.  No licence is granted save as expressly provided herein and no licence in addition thereto shall be deemed to have arisen or be implied by way of estoppel or otherwise.

7.4                            Each Party (“Indemnifying Party”) shall indemnify and hold harmless the other Party (“Indemnified Party”) and its officers, employees and agents at all times in respect of any and all losses, damages, costs and expenses suffered or incurred as a result of any contractual, tortious or other claims or proceedings by third parties against Indemnified Party arising out of the Indemnifying Party’s breach of this Agreement, including breach of representations and warranties, violation of applicable law, negligence or wilful misconduct.

7.5                            With respect to product liability claims or proceedings, the following shall apply: (a) except to the extent provided in (b) below, Licensee shall indemnify and hold harmless Lonza and its officers, employees and agents at all times in

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respect of any and all losses, damages, costs and expenses suffered or incurred as a result of any tortious claims or proceedings by third parties against Lonza, its officers, employees and agents for death or bodily injury to the extent relating to the Product, and (b) Lonza shall indemnify and hold harmless Licensee and its officers, employees and agents at all times in respect of any and all losses, damages, costs and expenses suffered or incurred as a result of any tortious claims or proceedings by third parties against Licensee, its officers, employees and agents for death or bodily injury relating to the Product to the extent such claims or proceedings result from defects in the materials provided by Lonza, or from Lonza breach of this Agreement.

7.6                            Any condition or warranty other than those relating to title which might otherwise be implied or incorporated within this Agreement by reason of statute or common law or otherwise is hereby expressly excluded.

7.7                            IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS, SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT.

7.8                            The terms of this Clause 7 shall survive expiration or termination of this Agreement for whatever reason.

8.                                     Confidentiality

8.1                             Licensee expressly acknowledges that the System Know-How and any other Know-How with which it is supplied by Lonza pursuant to this Agreement is supplied in circumstances imparting an obligation of confidence and Licensee agrees to keep such Know How or System Know-How secret and confidential and to respect Lonza’s proprietary rights therein and to use the same for the sole purpose of this Agreement and not during the period of this Agreement or at any time for any reason whatsoever to disclose or permit to be disclosed such Know How or System Know-How to any third party other than its sublicensee hereunder for use in accordance with the terms of this Agreement.  Licensee shall procure that only its employees and agents and employees and agents of its sublicensee hereunder shall have access to the

Know How or System Know-How on a need to know basis and that all such employees and agents shall be informed of their secret and confidential nature and shall be subject to the same obligations as Licensee and its sublicensee hereunder pursuant to this Clause 8.1.

8.2                             Licensee hereby undertakes and agrees to keep the System secure and safe from loss, damage, theft, misuse and unauthorised access and shall procure that the System shall be made available only to employees and agents of Licensee and employees and agents of its sublicensee hereunder on a need to know basis and subject to the same obligations of confidence as provided in Clause 8.1 hereof, and to use the same for the sole purpose of this Agreement.

8.3                             Both parties undertake and agree not to at any time for any reason whatsoever disclose or permit to be disclosed to any third party or otherwise make use of or permit to be made use of any trade secrets or confidential information or materials relating to the business affairs or finances of the other or of any suppliers, agents, distributors, licensees or other customers of the other which comes into their possession pursuant to this Agreement.

8.4                             The obligations of confidence referred to in this Clause 8 shall not extend to any information which the receiving party demonstrates:

8.4.1                 is or shall become generally available to the public otherwise than by reason of a breach by the recipient party of such information of the provisions of this Clause 8;

8.4.2                 is known to the recipient party of such information and is at its free disposal prior to its receipt from the other;

8.4.3                 is subsequently disclosed to the recipient party without obligations of confidence by a third party owing no such obligation of confidentiality to the disclosing party; and

8.4.4                  Lonza or Licensee may be required to disclose to a government agency for the purpose of any statutory, regulatory or similar legislative requirement applicable to the production of Product or to meet the requirements of any Stock Exchange to which the parties may be subject, but only to the extent such disclosure is required, and subject to obligations of secrecy wherever possible; and

8.4.5               can be demonstrated by competent written evidence as having been independently developed by the recipient of the information in question without access to or use or knowledge of the information of the disclosing party.

8.5                             The obligations of both parties under this Clause 8 shall survive the expiration or termination of this Agreement for whatever reason.

9.                                     Intellectual Property Enforcement

9.1                             Lonza hereby undertakes and agrees that at its own cost and expense it will:

9.1.1                 prosecute or procure prosecution of such of the Patent Rights which are patent applications diligently so as to secure the best commercial advantage obtainable, as determined by Lonza in its commercially reasonable discretion, and will pursue, as determined by Lonza in its commercially reasonable discretion, all necessary actions against any third party that Lonza reasonably believes is infringing, misappropriating or violating any Intellectual Property; and

9.1.2                 pay or procure payment of all renewal fees in respect of the Patent Rights valid and subsisting for the full term thereof and in particular will procure such renewal of the registrations thereof as may be necessary from time to time so far as it is reasonable to do so with particular reference to commercial considerations.

9.2                                                                            Licensee shall promptly notify Lonza in writing of any infringement or improper or unlawful use of or of any challenge to the validity of the Patent Rights and/or Know-How of which Licensee becomes aware.  Lonza undertakes and agrees to take all such steps and proceedings and to do all other acts and things as may in Lonza’s sole discretion be necessary to restrain any such infringement or improper or unlawful use or to defend such challenge to validity and Licensee shall permit

Lonza to have the sole conduct of any such steps and proceedings including the right to settle them whether or not Licensee is a party to them. Licensee shall have the right at its own cost and for its own benefit to initiate, prosecute and control the enforcement of the the Patent Rights against infringement by a Third Party in the Territory if all of the following conditions are fulfilled (a) the product manufactured through the infringing activity is a competing product to the Product, (b) Lonza has not granted rights to third parties which prevent Lonza from granting such a right to enforce to Licensee, and (c) Lonza does not initiate proceedings within sixty (60) days of being requested to do so by Licensee.

10.                             Term and Termination

10.1                     Unless terminated earlier in accordance with the provisions of this Clause 10 or Clause 14, this Agreement shall continue in force in each country of the world, until expiry of the last Valid Claim, or for so long as the System Know-How is identified and remains secret and substantial, whichever is later.

10.2                     Licensee may terminate this Agreement for any reason by giving sixty (60) days notice in writing to Lonza.

10.3                     Either Lonza or Licensee may terminate this Agreement forthwith by notice in writing to the other upon the occurrence of any of the following events:

10.3.1         if the other commits a breach of this Agreement which in the case of a breach capable of remedy shall not have been remedied within thirty (30) days of the receipt by the other of a notice identifying the breach and requiring its remedy.

10.3.2         if the other enters into compulsory or voluntary liquidation (other than for the purpose of effecting a reconstruction or amalgamation in such manner that the company resulting from such reconstruction or amalgamation if a different legal entity shall agree to be bound by and assume the obligations of the relevant party under this Agreement) or has a receiver appointed over all or any part of its assets or takes or suffers any similar action in consequence of a debt, or ceases for any reason to carry on business.

10.4                    If at any time during this Agreement Licensee knowingly and directly opposes or assists any third party to oppose the grant of letters patent or any patent application within any of the Patent Rights, or knowingly and directly disputes assists any third party to dispute the validity of any patent within any of the Patent Rights or any of the claims thereof, in each case except as required by legal process or court order, Lonza shall be entitled at any time thereafter to terminate all or any of the licences granted hereunder forthwith by notice to Licensee.

10.5 If this Agreement is terminated for any reason any and all licences granted hereunder shall terminate with effect from the date of termination and Licensee shall destroy all elements of the System and Product forthwith and shall certify such destruction immediately thereafter in writing to Lonza.

10.6                     Termination for whatever reason or expiration of this Agreement shall not affect the accrued rights of the parties arising in any way out of this Agreement as at the date of termination.  The right to recover damages against the other and all provisions which are expressed to survive this Agreement shall remain in full force and effect.

11.                             Assignment

11.1                     Save as expressly provided by Clause 4, neither party shall be entitled to assign, transfer, charge or in any way make over the benefit and/or the burden of this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld or delayed, save that either party shall be entitled without the prior written consent of the other party to assign, transfer, charge, sub-contract, deal with or in any other manner make over the benefit and/or burden of this Agreement to an Affiliate or to any 50/50 joint venture company of which Lonza or Licensee, as the case may be, is the beneficial owner of not less than fifty percent (50%) of the issued share capital thereof or to any company with which that party may merge or consolidate, to any company to which that party may transfer substantially all of its assets and undertakings to which this agreement relates.  A change in control shall not be deemed to be an assignment, transfer, charge or make over.

11.2                     This Agreement shall be binding upon the successors and assigns of the parties and the name of a party appearing herein shall be deemed to include the names of its successors and assigns provided always that nothing herein shall permit any assignment by either party except as expressly provided herein.

12.                             Governing Law and Jurisdiction

12.1                    The validity, construction and performance of this Agreement shall be governed by English law and the parties submit to the non-exclusive jurisdiction of the courts of England and Wales.

12.2                    Either party shall have the right to take proceedings in any other jurisdiction for the purposes of enforcing a judgement or order obtained from any court of competent jurisdiction.

13.                             Force Majeure

Neither party shall be in breach of this Agreement if there is any total or partial failure of performance by it of its duties and obligations under this Agreement occasioned by any act of God, including without limitation, fire, act of government or state, war, civil commotion, insurrection, embargo, epidemic, terrorism or earthquake, prevention from or hindrance in obtaining any raw materials, energy or other supplies, labour disputes of whatever nature and any other reason beyond the control of either party.  If either party is unable to perform its duties and obligations under this Agreement as a direct result of the effect of one of the reasons set out in this Clause 13 such party shall give written notice to the other of such inability stating the reason in question.  The operation of this Agreement shall be suspended during the period (and only during the period) in which the reason continues.  Forthwith upon the reason ceasing to exist the party relying upon it shall give written notice to the other of this fact. If the reason continues for a period of more than one hundred eighty (180) days and substantially affects the commercial basis of this Agreement the party not claiming under this Clause 13 shall have the right to terminate this Agreement by giving written notice of such termination to the other party.

14.                            Illegality

14.1                    If any provision or term of this Agreement or any part thereof shall become or be declared illegal, invalid or unenforceable for any reason whatsoever including but without limitation by reason of the provisions of any legislation or other provisions having the force of law or by reason of any decision of any Court or other body or authority having jurisdiction over the parties hereto or this Agreement including the EC Commission or the European Court of Justice:

(i)                                  such provision shall, so far as it is illegal, invalid or unenforceable, be given no effect by the Parties and shall be deemed not to be included in this Agreement;

(ii)                               the other provisions of this Agreement shall be binding on the Parties as if such provision was not included therein; and

(iii)                            the Parties agree to negotiate in good faith to amend such provision to the extent possible for incorporation herein in such reasonable manner as most closely achieves the intention of the Parties without rending such provision invalid or unenforceable.

15.                             Miscellaneous

15.1                    This Agreement embodies and sets forth the entire agreement and understanding of the parties and supersedes all prior oral and written agreements, understanding or arrangements relating to the subject matter of this Agreement.  Neither party shall be entitled to rely on any agreement, understanding or arrangement which is not expressly set forth in this Agreement.

15.2                    This Agreement shall not be amended, modified, varied or supplemented except in writing signed by duly authorised representatives of the parties.

15.3                    No failure or delay on the part of either party hereto to exercise any right or remedy under this Agreement shall be construed or operated as a waiver thereof nor shall any single or partial exercise of any right or remedy under this Agreement preclude the exercise of any other right or remedy or preclude the further exercise of such right or remedy as the case may be.  The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

15.4                    Except as required by law, the text of any press release or other communication to be published by or in the media whether of a scientific nature or otherwise and concerning this Agreement shall require the prior written approval of Lonza and Licensee.

15.5                    Each of the parties hereto shall be responsible for its respective legal and other costs incurred in relation to the preparation of this Agreement.

15.6                    The parties to this Agreement do not intend that any term hereof should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, or by any other statute or common-law principle, by any person who is not a party to this Agreement.

16.                             Notice

16.1                     Any notice or other document to be given under this Agreement shall be in writing and shall be deemed to have been duly given if left at or sent by registered post or by a reputable overnight courier to a party or delivered in person to a party at the address set out below for such party or such other address as the party may from time to time designate by written notice to the other(s):

Address of Lonza

Lonza Sales AG, 228 Bath Road, Slough, Berkshire SL1 4DX

Facsimile: 01753 777001

For the attention of the Head of Legal Services

Address of Licensee

TRACON PHARMACEUTICALS INC, of 4510 Executive Drive, Suite 330, San Diego, CA 92121, USA

Facsimile: 001-858-550-0780

For the attention of Vice President of Product Development

16.2                     All such notices and documents shall be in the English language.  Any such notice or other document shall be effective upon actual receipt.

17.                             Interpretation

17.1                     The headings in this Agreement are inserted only for convenience and shall not affect the construction hereof.

17.2                     Where appropriate words denoting a singular number only shall include the plural and vice versa.

17.3                     Reference to any statute or statutory provision includes a reference to the statute or statutory provision as from time to time amended, extended or re-enacted.

AS WITNESS the hands of the duly authorised representatives of the parties hereto

Signed for and on behalf of	...../s/ Gerry Kenney.......................................
LONZA SALES AG	GERRY KENNEDY

....Authorised Signatory........................ TITLE

Signed for and on behalf of	...../s/ K.B. Fallen..............................................
LONZA SALES AG	KAREN FALLEN

....Authorised Signatory........................ TITLE

Signed for and on behalf of	...../s/ Sharon Real..............................................
TRACON PHARMACEUTICALS INC

...VP of Product Dev............................. TITLE

SCHEDULE 1

PATENT RIGHTS

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***Confidential Treatment Requested

[…***…]

***Confidential Treatment Requested

2

[…***…]

***Confidential Treatment Requested

3

[…***…]

***Confidential Treatment Requested

4